Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPALACHIAN WATER SERVICES, LLC

September 5, 2012

THE MEMBERSHIP UNITS REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH MEMBERSHIP UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF MEMBERSHIP UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ARTICLE VII - REPRESENTATIONS, WARRANTIES AND COVENANTS		30
7.1	Covenants, Representations and Warranties of All Members	30
ARTICLE VIII ACCOUNTING AND BANK ACCOUNTS		31
8.1	Fiscal Year	31
8.2	Books and Records	31
8.3	Information	31
8.4	Partnership Status for Income Tax Purposes	32
8.5	Bank Accounts	32
ARTICLE IX - TRANSFERS OF MEMBERSHIP UNITS AND EVENTS OF WITHDRAWAL		32
9.1	General Restrictions	32
9.2	Permitted Transfers	32
9.3	Additional Members and Membership Units	33
9.4	Redemption of Membership Units	33
9.5	Determination of Agreed Value	33
9.6	Events of Withdrawal	34
9.7	Purchase Upon Event of Withdrawal	35
9.8	Buy-Sell on Deadlock	36
9.9	Right of First Offer	36
9.10	Tag-Along Rights	37
9.11	Drag-Along Rights	37
ARTICLE X PUT AND CALL OPTION		38
10.1	Put Option	38
10.2	Call Option	38
10.3	Exercise of Put Option and Call Option	38
10.4	Closing	39
10.5	Further Actions by the Members	39
10.6	Accelerated Put And Call Option	39
ARTICLE XI DISSOLUTION AND TERMINATION		40
11.1	Events Causing Dissolution	40
11.2	Effect of Dissolution	40
11.3	Application of Proceeds	40
ARTICLE XII - MISCELLANEOUS		40
12.1	Title to the Property	40
12.2	Nature of Membership Units in the Company	40
12.3	Expenses	40
12.4	Notices	40
12.5	Waiver of Default	41
12.6	No Third Party Rights	41
12.7	Entire Agreement	41
12.8	Amendments to the Certificate or this Agreement	41
12.9	Severability	42
12.10	Binding Agreement	42
12.11	Headings	42
12.12	Counterparts	42
12.13	Arbitration and Choice of Law	42
12.14	Remedies	43
12.15	Conflicts and Tax Consequences	43

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPALACHIAN WATER SERVICES, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into effective as of the 5th day of September, 2012, by and among the Members of Appalachian Water Services, LLC, a Pennsylvania limited liability company (the “Company”).

RECITAL:

WHEREAS, Shallenberger Enterprises, Inc., a Pennsylvania corporation (“Enterprises”), was prior to the date hereof, the sole member of the Company;

WHEREAS, prior to the date hereof, Enterprises, and its owner and affiliates, Terrance C. Shallenberger, Jr. (“T. Shallenberger”) and Shallenberger Construction, Inc., a Pennsylvania corporation (“Construction”), entered into an Asset Contribution Agreement whereby T. Shallenberger, Construction and Enterprises contributed all of their assets related to or used in the operation of a waste water treatment plant commonly known as the “Ronco Treatment Facility” located in Fayette County, Pennsylvania (and more particularly described in Exhibit A attached hereto) (the “Plant”), which contribution was made in advance of, and in order to induce additional investment in the Company, which, as of the date hereof shall own and operate the Plant;

WHEREAS, in order to develop sufficient resources to meet the financial, strategic and operational plans of the Plant, Enterprises has sought to admit HEK Water Solutions, LLC, a Delaware limited liability company (“HEK”), as a member of the Company, and HEK shall provide certain contributions to the operation of the Company as further described herein; and

WHEREAS, the Members hereby adopt this Agreement as the limited liability company agreement, or operating agreement, of the Company in accordance with the Act.

AGREEMENT:

In consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

“AAA” has the meaning set forth in Section 12.13 hereof.

“Act” means the Pennsylvania Limited Liability Company Act, as amended or revised from time to time.

“Accounting Report” shall have the meaning set forth in Section 10.3 hereof.

“Additional Capital Contribution” has the meaning set forth in Section 4.1(g) hereof.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, or portion thereof, after giving effect to the following adjustments:

(i) Credit to such Capital Account for any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations §1.704-2(g)(1) and §1.704-2(i)(5); and

(ii) Debit to such Capital Account for the items described in Treasury Regulations §1.704 1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5) and §1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Additional Facility” means the addition to the Plant to be constructed by the Company for the treatment and remediation of drilling mud and waste water produced from hydraulic fracturing.

“Affiliate” of a specified Person (the “Specified Person”) means any Person (i) who directly or indirectly Controls, is under the Control of, or is under common Control with the Specified Person; (ii) who directly or indirectly owns or Controls ten percent (10%) or more of the Specified Person’s outstanding voting securities or percentage interests; (iii) in whom such Specified Person directly or indirectly owns or Controls ten percent (10%) or more of the outstanding voting securities or percentage interests; (iv) who is an officer, director, partner, manager, or trustee of the Specified Person or (v) in whom the Specified Person, or any Person who directly or indirectly owns or Controls ten percent (10%) or more of the Specified Person’s outstanding voting securities or percentage interests, is an officer, director, partner, manager, or trustee.

“Agreed Value” of a Member’s Membership Units for purposes of ARTICLE IX hereof shall be, as of an applicable valuation date, a sum equal to the fair value of the Company multiplied by the Percentage Interest represented by such Membership Units, as determined in accordance with Section 9.5 hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“Answering Party” has the meaning set forth in Section 12.13 hereof.

“Arbitration Ruling” has the meaning set forth in Section 12.13 hereof.

“Available Cash” means, as of any date, the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal quarter or other applicable period derived from any source (other than Capital Contributions, loans and Liquidation Proceeds), less the costs attributable to capital expenditures for the Additional Facility, that the Managing Member determines, on a commercially reasonable basis, is available for Distribution to the Members after taking into account total current operating expenses and Reserves.

“Bankruptcy” of a Member shall mean (i) the entry of an order for relief with respect to that Member in a proceeding under the United States Bankruptcy Code, as amended from time to time, or the insolvency of such Person under any state insolvency act, or (ii) the Member’s initiation, whether by filing a petition, beginning a proceeding or in answer to a proceeding commenced by another Person, of any action for liquidation, dissolution, receivership or other similar relief, or the Member’s application for, or consent to the appointment of, a trustee, receiver or custodian for its assets. For purposes of this definition, a Member’s consent shall be deemed to have been given if an order appointing a trustee, receiver or custodian is entered by a court of competent jurisdiction and is not dismissed within ninety (90) days after its entry.

“Book Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed (or deemed contributed) to the Company shall be the gross fair market value of such asset at the time of such contribution, provided, however, that the parties hereby acknowledge and agree that the Book Values for the Initial Capital Contributions (A) made by HEK shall be Nine Million Dollars ($9,000,000) plus any allocable liabilities existing as of the date hereof (increased to Ten Million Five Hundred Thousand Dollars ($10,500,000), provided that certain earnout thresholds during an earnout period as reflected in Section 2.4 of the Membership Interest Purchase Agreement are met); and (B) made by Enterprises shall be Eight Million Six Hundred and Forty Seven Thousand Fifty Eight Dollars and Eighty Two Cents ($8,647,058.82) plus any allocable liabilities existing as of the date hereof (increased to Ten Million Eighty Eight Thousand Two Hundred and Thirty Five Dollars and Twenty Nine Cents ($10,088,235.29), provided that certain earnout thresholds during an earnout period as reflected in Section 2.4 of the Membership Interest Purchase Agreement are met);

(ii) The Book Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking Code §7701(g) into account), as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; and (E) at such other times as reasonably determined by the Tax Matters Partner, to the extent permitted under applicable law; provided, however, that the adjustments pursuant to clauses (B), (C) and (D) above shall be made only if the Tax Matters Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Book Value of any item of Company assets distributed (or deemed distributed) by the Company to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value (taking Code §7701(g) into account) of such asset as of the date of distribution; and

(iv) The Book Values of Company assets shall take into account any adjustments to the adjusted basis of any asset of the Company pursuant to Code §734 or Code §743 in determining such asset’s Book Value in a manner consistent with Treasury Regulations §1.704-1(b)(2)(iv)(m).

“Business Day” means any day other than Saturday, Sunday, or a legal holiday in the State of Pennsylvania.

“Business” means the business of providing waste water treatment and recycling services in connection with hydraulic fracturing operations.

“Business Plan” has the meaning set forth in Section 6.1(c) hereof.

“Call Closing” means the consummation of the Call Option.

“Call Exercise Date” means the date on which HEK delivers a Call Exercise Notice in accordance with Section 10.3(a).

“Call Exercise Notice” has the meaning set forth in Section 10.3(a).

“Call Option” has the meaning set forth in Section 10.2 hereof.

“Capital Account” means the separate account established and maintained by the Company for each Member pursuant to Section 4.1 hereof.

“Capital Call” has the meaning set forth in Section 4.1(g) hereof.

“Capital Contribution” means with respect to a Member the total amount of cash and the agreed upon net fair value of property contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company for such Member’s Membership Units, including Initial Capital Contributions and Additional Capital Contributions.

“Certificate” means the Certificate of Organization of the Company filed with the Pennsylvania Secretary of State, as amended or restated from time to time.

“Change in Control Transaction” means any transaction pursuant to which any entity sells its business by: (i) a sale or conveyance of all or substantially all of its assets to any Person other than an Affiliate; (ii) a sale or conveyance of more than fifty percent (50%) of the equity ownership interests of the entity to any Person other than an Affiliate; or (iii) a merger or consolidation with any Person other than an Affiliate pursuant to which the equity holders of the selling entity immediately prior to such merger or consolidation shall own, immediately after giving effect thereto, a majority of the equity ownership interests of the surviving entity (or its parent), as the case may be.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Company” has the meaning set forth in the preamble hereto.

“Company Cash Needs” means the cash needs or requirements of whatever kind or nature, legitimately incurred or to be incurred in the ordinary course of the business of the Company in furtherance of the business purposes set forth in Section 2.1(b) (whether or not reflected on a Business Plan) or for Additional Capital Contributions required to fund capital expenditures reflected on approved Annual Budget, including any demand for payment made upon the Company pursuant to any claim for indemnification as herein provided for and whether or not reflected on any Company budget, and for which sufficient funds are not available to the Company.

“Company Option Period” has the meaning set forth in Section 9.7(a) hereof.

“Confidential Information” has the meaning set forth in Section 6.8(c) hereof.

“Co-Sale Notice” has the meaning set forth in Section 9.10(a) hereof.

“Construction” has the meaning set forth in the recitals hereto.

“Control” means the direct or indirect right or ability to direct the management and policies of a Person, whether through the ownership of voting equity interests, by contract, or otherwise.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Deadlock” has the meaning set forth in Section 0 hereof.

“Deemed Liquidation” means a merger or consolidation (other than a merger or consolidation in which Members of the Company own a majority of the voting power of the outstanding equity of the surviving entity or a merger of the Company with a corporation or other business entity for the purpose of consummating an underwritten initial public offering by the Company) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “traditional method with curative allocations” as defined by Treasury Regulations §1.704-3(c), Depreciation for such Fiscal Year shall be the amount of Book Value recovered for such Fiscal Year under the rules prescribed by Treasury Regulations §1.704-3(d)(2), and (ii) with respect to any other asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any method selected by the Tax Matters Partner.

“Distributions” means any distributions by the Company to the Members of Available Cash or Liquidation Proceeds or other amounts.

“Economic Effective Date” means the date of the closing of the transactions contemplated by the Membership Interest Purchase Agreement by and between HEK and Enterprises.

“Economic Effective Date Stock Price” means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported on the NYSE for the five (5) trading days ending on the second trading day preceding the Economic Effective Date.

“Encumbrance” means any mortgage, pledge, easement, security interest, claim, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Enterprises” has the meaning set forth in the recitals hereto.

“Enterprises Units” means the Membership Units held by Enterprises.

“Event of Withdrawal” means an event upon the occurrence of which a Member ceases to be a Member of the Company pursuant to Section 9.7 hereof.

“Exercise Date” means either the Call Exercise Date or the Put Exercise Date, as the case may be.

“Exercise Date Stock Price” means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported on the NYSE for the five (5) trading days ending on the second trading day preceding the Exercise Date.

“Fiscal Year” means the fiscal year of the Company, as determined from time to time in accordance with the provisions of Section 8.1 hereof.

“GAAP” means generally accepted accounting principles of the United States consistently applied.

“HEK” has the meaning set forth in the recitals hereto.

“Initial Capital Contributions” means, for any Member, all cash and the agreed fair market value of the property contributed by the Member to the Company, as set forth on Exhibit C hereto.

“Intellectual Property” has the meaning set forth in Section 6.8(g) hereof.

“Liquidation Proceeds” means all Property at the time of liquidation (including any Deemed Liquidation) of the Company and all proceeds thereof.

“Loss” has the meaning set forth in Section 6.6(c) hereof.

“Major Decisions” has the meaning set forth in Section 6.1(d) hereof.

“Majority in Interest” means any Member or group of Members holding an aggregate of fifty-one percent (51%) or more of the Membership Units held by all Members.

“Managing Member” means HEK.

“Member” means each holder of Membership Units and each Person who is subsequently admitted to the Company as a Member pursuant to Section 9.3 hereof, other than a Person who ceases to be a Member of the Company pursuant to Section 9.7 hereof as a result of an Event of Withdrawal.

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement by and among HEK Water Solutions, LLC, Enterprises, the Company, Construction and T. Shallenberger dated August 31, 2012.

“Membership Unit” means a unit representing a Member’s fractional equity ownership interest in the Company as provided in this Agreement, including the Member’s Percentage Interest or other interest in the capital, Net Profits, gain, deductions, Net Losses and Credits of the Company as provided in this Agreement.

“Net Profits” and “Net Losses” means for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:

(i) items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and Depreciation) shall be computed based upon the Book Value of the Company’s assets rather than upon such assets’ adjusted bases for U.S federal income tax purposes;

(ii) any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;

(iii) any expenditure of the Company described in Code §705(a)(2)(B) (or treated as described therein pursuant to Treasury Regulations under Code §704(b)) shall be treated as a deductible expense;

(iv) there shall be taken into account any separately stated items under Code §702(a);

(v) if the Book Value of any Company asset is adjusted pursuant to clauses (ii) or (iv) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and

(vi) items of income, gain, loss, or deduction or credit allocated pursuant to Section 5.5 shall not be taken into account.

“Neutral Accountant” means PricewaterhouseCoopers LLP in Pittsburgh, Pennsylvania.

“Non-Changing Party” has the meaning set forth in Section 10.6.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in Section 9.9(a) hereof.

“Offered Membership Units” has the meaning set forth in Section 9.9(a) hereof.

“Offeree Member” has the meaning set forth in Section 0 hereof.

“Offering Member” has the meaning set forth in Section 0 hereof.

“Officers” means the Persons designated pursuant to ARTICLE VI hereof to serve as the Officers of the Company.

“Option Notice” has the meaning set forth in Section 9.7 hereof.

“Ordinary Course of Business” means an action (i) that is in the ordinary course of business consistent with the past custom and practice of the Company in the operation of the Business, and (ii) that could reasonably be expected to be similar in nature and magnitude to actions customarily taken in the ordinary course of operations of other companies in a business or industry similar to the Business.

“Parent” means Heckmann Corporation (NYSE: HEK).

“Parent Common Stock” means Membership Units of common stock, $0.001 par value, of Parent.

“Payment Date” has the meaning set forth in Section 4.1(g) hereof.

“Percentage Interest” shall mean and refer to a percentage determined by the Company for each holder of Membership Units by dividing the aggregate Membership Units of such holder by the aggregate Membership Units of all holders of Membership Units. The Percentage Interest of each Member may be adjusted by the Company from time to time as required or permitted by the provisions of this Agreement.

“Permitted Transfer” means (i) a Transfer of Membership Units by any Member to any other Member of the Company, (ii) a Transfer that is approved all of the Members unanimously, and (iii) a Transfer by HEK to a direct or indirect subsidiary of Parent, or a transfer by Enterprises to a direct or indirect subsidiary.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Plant” has the meaning set forth in the recitals hereto.

“Pro Rata Fraction” has the meaning set forth in Section 9.9(b) hereof.

“Property” means all properties and assets that the Company may own from time to time.

“Put/Call Closing” means the consummation of the Put Option or the Call Closing.

“Put/Call Purchase Price” means an amount equal to Eleven Million Dollars ($11,000,000), plus any Additional Capital Contributions made by Enterprises pursuant to Section 4.1, as then adjusted pursuant to Section 10.3(c).

“Put Closing” means the consummation of the Put Option.

“Put Exercise Date” means the date on which Enterprises delivers a Put Exercise Notice in accordance with Section 10.3(a).

“Put Exercise Notice” has the meaning set forth in Section 10.3(a).

“Put Option” has the meaning set forth in Section 10.1 hereof.

“Regulatory Allocations” has the meaning set forth in Section 5.5(e) hereof.

“Related Party Contract” has the meaning set forth in Section 6.7 hereof.

“Remaining Members” has the meaning set forth in Section 9.9(a) hereof.

“Reserves” means amounts set aside from time to time pursuant to Section 5.12 hereof.

“Restricted Business” has the meaning set forth in Section 6.8.

“Revaluation” shall mean the occurrence of any event described in Section 4.1(d)(i), (ii), (iii) or (iv) hereof in which the book basis of Property is adjusted to its fair value.

“ROFO Election Period” has the meaning set forth in Section 9.9(d) hereof.

“Rules” has the meaning set forth in Section 12.13 hereof.

“Sale” has the meaning set forth in Section 9.10(a) hereof.

“Selling Member” has the meaning set forth in Section 9.9(a) hereof.

“Submission” has the meaning set forth in Section 12.13 hereof.

“Submitting Party” has the meaning set forth in Section 12.13 hereof.

“T. Shallenberger” has the meaning set forth in the recitals hereto.

“Tag-Along Notice” has the meaning set forth in Section 9.10(b) hereof.

“Tax Distribution” has the meaning set forth in Section 5.3 hereof.

“Tax Matters Partner” means the Person designated pursuant to Section 5.8 hereof to represent the Company in matters before the Internal Revenue Service.

“Taxing Authority” has the meaning set forth in Section 5.7 hereof.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise. A transfer of a majority of the voting control of a Member shall also be deemed a Transfer.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

“Triggering Event” has the meaning set forth in Section 10.3(a) hereof.

“Valuation Event” has the meaning set forth in Section 9.5(a) hereof.

“Valuation Expert” has the meaning set forth in Section 9.5(a) hereof.

“Withdrawn Member” means a Member who has ceased to be a Member of the Company upon the occurrence of an Event of Withdrawal.

1.2 Other Definitional Provisions and Interpretive Matters.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) The word “includes” and its derivatives, such as “including”, means “includes, but is not limited to” and corresponding derivative expressions.

(d) Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

(e) All references to monetary amounts or values refer to United States dollars.

ARTICLE II - BUSINESS PURPOSES, RELATED AGREEMENTS, DEVELOPMENT, POWERS AND OFFICES

2.1 Name; Business Purposes.

(a) The name of the Company shall be as stated in the Certificate, provided, however, the Company shall, subject to the consent of HEK, and the rights to use such names under applicable laws, shall also be authorized to operate under the fictitious names “HWR” and “Heckmann Water Resources.”

(b) The business purposes of the Company shall be as follows:

(i) Acquiring, financing, owning, managing, leasing, renovating, operating disposing of and otherwise dealing with the Plant, or otherwise providing water treatment and recycling services in connection with hydraulic fracturing operations pursuant to the majority agreement of the Members;

(ii) Engaging in any lawful activity in furtherance of the preceding purposes for which limited liability companies may be formed under the Act; and

(iii) After January 1, 2015 for any other lawful purposes which may be agreed by the Managing Member.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including the power to do the following:

(a) Sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(b) Issue, by sale or otherwise, or acquire, by purchase, redemption or otherwise, any Membership Unit;

(c) Purchase, take, receive, lease as lessee, take by gift, legacy, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with any real or personal property, or any interest therein, wherever situated;

(d) Sell, convey, mortgage, pledge, lease as lessor, exchange, transfer, and otherwise dispose of all, any part of, or any interest in, its property and assets;

(e) Lend money to and otherwise assist its Members or employees, except as otherwise provided in this Agreement;

(f) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, Membership Units or other interests in, or obligations of, other domestic or foreign limited liability companies, corporations, associations, general or limited partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

(g) Incur liabilities, borrow money for its proper purposes at any rate of interest that the Company may determine without regard to the restrictions of any usury law of the State of Pennsylvania, issue notes, bonds, and other obligations, secure any of its obligations by mortgage or pledge or deed of trust of all or any part of its property, franchises, and income, and make contracts, including contracts of guaranty and suretyship;

(h) Invest its surplus funds from time to time, lend money for its proper purposes, and take and hold real and personal property as security for payment of funds so loaned or invested;

(i) Conduct its business, carry on its operations, have offices within and without the State of Pennsylvania, and exercise in any other state, territory, district, or possession of the United States or in any foreign country the powers granted by the Act, or this Agreement;

(j) Appoint agents and hire employees of the Company, define their duties, and fix their compensation and to indemnify them to the extent and in the manner permitted by law;

(k) Make and alter this Agreement, in any manner not inconsistent with the Certificate or with the laws of the Commonwealth of Pennsylvania, for the administration and regulation of the affairs of the Company;

(l) Make donations for the public welfare or for charitable, religious, scientific, or educational purposes, lend money to the government, and transact any lawful business in aid of the United States;

(m) Establish deferred compensation plans, pension plans, profit-sharing plans, bonus plans, option plans, and other incentive plans for its employees and make the payments provided for therein;

(n) Become a promoter, partner, member, associate, or manager of any general partnership, limited partnership, joint venture or similar association, any other limited liability company, or other enterprise; and

(o) Cease the activities of the Company and surrender the franchise of the Company.

2.3 Principal Office. The principal office of the Company shall be located at such place(s) as the Managing Member may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the Commonwealth of Pennsylvania shall be as stated in the Certificate or as otherwise designated by appropriate filings with the Commonwealth of Pennsylvania. The registered office and registered agent of the Company in the Commonwealth of Pennsylvania may be changed, from time to time, by the Managing Member.

2.5 Effective Date. This Agreement shall be deemed effective as of the date first written above.

2.6 No Liability. To the fullest extent permitted by applicable law and except as set forth in Section 6.6(c), or as otherwise reflected in the Membership Interest Purchase Agreement, no Member or Officer of the Company, solely by reason of being a Member or Officer of the Company, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Officer, agent, or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members or Officer of the Company for the debts, obligations, or liabilities of the Company. A Member may, with the approval of the Managing Member, consent in writing to personal liability for certain debts, obligations, or liabilities of the Company, by means of personal guarantees or similar assurances, in which event the Company shall indemnify such Member for the amount that such Member actually pays toward satisfaction of any debts, obligations, or liabilities of the Company based upon such guarantees or assurances.

ARTICLE III - MEMBERSHIP; MEMBERSHIP UNITS

3.1 Membership Units Generally. A Member’s rights and interests in the Company in such Member’s capacity as a Member, as provided in this Agreement, the Certificate and the Act, including such Member’s Percentage Interest and any other interest in the capital, Net Profits, gain, deductions, Net Losses, and Credits of the Company, shall be represented by issued and outstanding Membership Units. The Members shall have no interest in the Company other than the membership interests conferred by this Agreement as represented by the Membership Units. Every Member by virtue of owning any Membership Units shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. Ownership of Membership Units shall not entitle a Member to any title in or to the whole or any part of the Property of the Company or right to call for partition or division of the same or for an accounting.

3.2 Issuance of Initial and Additional Membership Units.

(a) In consideration of the Initial Capital Contributions, Enterprises shall, on the date hereof, issue to HEK that number of Membership Units as set forth in Exhibit C.

(b) Following the issuance of Membership Units pursuant to Section 3.2(a), and other than as set forth in Section 4.1(g), the Company shall not issue any additional Membership Units, nor any warrants, options, or other rights to acquire any Membership Units except as approved by the Managing Member.

3.3 Record of Membership Units. The Company shall maintain a record of all Members, their respective mailing addresses and the Membership Units held by them and shall keep such record current to reflect the Transfer of a Member’s Membership Units or the admission of additional Members pursuant to this Agreement. Such record of Member Membership Units as maintained by the Company shall be determinative of the ownership of Membership Units and the Company may rely upon such record in all matters concerning the number and ownership of the Membership Units, including matters respecting distribution, voting and the giving of notice. Membership Units shall only be transferred on the books and records of the Company by the Managing Member upon determination by the Managing Member that the applicable transfer complies with, and does not violate, the provisions of this Agreement. A Member’s Membership Units may be evidenced by a certificate; provided, however, that the record of a Member’s Membership Units as maintained by the Company shall control for purposes of this Agreement. In the event of any Transfer of any Membership Units, allocations with respect to such Membership Units shall be prorated among the transferor and the transferee in accordance with the terms of this Agreement.

3.4 Membership Units Not Acquired for Resale. Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member who is not an individual, the Member is duly organized, validly existing, and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member has acquired or is acquiring Membership Units for such Member’s own account as an investment and without an intent to distribute such Membership Units; and (c) the Member acknowledges that the Membership Units have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Membership Units may not be re-sold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements and compliance with all other requirements of this Agreement. The Members acknowledge and agree that the Company has no plans or obligations to go public at any time.

ARTICLE IV - CAPITAL ACCOUNTS

4.1 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with the following:

(a) The Capital Account balances of each of the Members shall reflect the amount of their respective Initial Capital Contributions.

(b) Each Member’s Capital Account shall be (i) increased by (A) the amount of money contributed by such Member, including any Additional Capital Contributions, (B) the Book Value of property contributed by such Member including any Additional Capital Contributions (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code §752), (C) allocations to such Member, pursuant to ARTICLE V of Net Profits and any items in the nature of income or gain that are specially allocated to such Member under Section 5.5, and (D) to the extent not already netted out under clause (ii)(B) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (ii) decreased by (A) the amount of money distributed to such Member, (B) the Book Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code §752), (C) allocations to such Member, pursuant to ARTICLE V, of Loss and any items in the nature of expenses or losses that are specially allocated to such Member under Section 5.5, and (D) to the extent not already netted out under clause (i)(B) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Membership Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest and the Capital Account of each transferee shall be increased and decreased in the manner set forth above.

(d) In the event of (i) a Capital Contribution (other than an de minimis Capital Contribution) by an existing or an additional Member that results in an adjustment or shift in Percentage Interests, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Unit(s), (iii) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g), or (iv) the issuance of a Membership Unit(s) in exchange for services rendered or to be rendered, the book basis of the Property shall be adjusted to Book Value and the Capital Accounts of all the Members shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized Net Profits or Net Losses equal to the amount of such aggregate net adjustment;

provided, however, that the adjustments resulting from clause (i) or (ii) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

(e) In the event that Property is subject to Code § 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(f), the Members’ Capital Accounts shall be adjusted in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

(f) The foregoing provisions of this Section 4.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §1.704-1(b) and §1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by the Managing Member that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the Managing Member may cause such modification to be made provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, and the Managing Member, upon any such determination, is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

(g) From and after the date hereof, subject expressly to the terms and limitations of this Section 4.1(g), all Company Cash Needs shall be funded, as necessary, in the sole discretion of the Managing Member as either: (i) loans, as available and as described in Section 4.3, or (ii) additional Capital Contributions (such additional Capital Contributions are individually, an “Additional Capital Contribution” and, collectively, “Additional Capital Contributions”) made in each instance proportionately by the Members. From time to time as is necessary as a result of Company Cash Needs as determined by the Managing Member in the exercise of its business judgment, the Managing Member shall submit to the Members a written request (“Capital Call”) for Additional Capital Contributions in respect of such Company Cash Needs. Each Capital Call (A) shall be pursuant to and in accordance with the terms and conditions of this Agreement, (B) shall be in writing, (C) shall set forth in reasonable detail the intended use by the Company of the Additional Capital Contributions to be made in respect of such Capital Call, (D) shall state the aggregate amount of such Company Cash Needs and requested Additional Capital Contributions and (E) shall state whether such Capital Call is in respect of any emergency expenditures or uncontrollable expenses or cost overruns. Each Additional Capital Contribution shall be payable no later than ten (10) Business Days following the date any Capital Call shall have been given (in each instance, a “Payment Date”) and shall be made by wire transfer of immediately available funds to the Company on or before the applicable Payment Date. To the extent the Additional Capital Contributions are not made pro rata by Members, the Members’ Percentage Interests shall be adjusted accordingly based upon the fair market value of the Company immediately prior to such Additional Capital Contributions and following adjustments to Book Value, and the Membership Units representing the Members’ Percentage Interests prior to such adjustment shall be cancelled and new Membership Units representing the respective Members’ Percentage Interests following such adjustment shall be issued by the Managing Member.

4.2 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member shall be entitled to demand or receive any Distribution in any form other than in cash. No Member shall be entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as expressly provided in this Agreement, no Member shall have any priority over any other Member as to Distributions or the return of the balance in such Member’s Capital Account.

4.3 Loans. Members may loan additional funds to the Company in the event that the Managing Member agrees that the Company reasonably needs the use of such additional funds. Interest shall accrue on such loans at an annual interest rate of Prime plus 1.00% . For purposes of this Section 4.3, “Prime” shall mean the United States Prime Rate as listed in the print edition of the Wall Street Journal or if the United States Prime Rate is not published by the Wall Street Journal then the prime rate of interest charged by PNC Bank, N.A. or its successor. Each Member shall have the right, but not the obligation, to loan an equal amount to the Company up to the total amount required by the Company. At the option of the Managing Member, such loans may be secured or unsecured, or nonrecourse where the security is less than all of the Property of the Company.

ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS

5.1 Non-Liquidation Cash Distributions. The amount, if any, of Available Cash as of the end of each calendar month shall be determined by the Managing Member quarterly, and shall be distributed to the Members as soon as practicable following the end of each fiscal quarter, and in any event by the end of the immediately following calendar month, as set forth below, or at such other more frequent intervals as the Managing Member may determine; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, any Member making any loan to the Company shall be entitled to receive repayment of all principal and accrued interest with respect to such loan prior to any other Distributions being made to any Members. Distributions of the Available Cash shall be distributed to the Members in the following order of priority:

(a) First, as applicable, to make Tax Distributions to the Members in accordance with Section 5.3 below.

(b) Second, to the Members in accordance with and to the extent of their respective total Capital Contributions, reduced (but not below zero) by the aggregate amount of any Distributions of Available Cash previously made to the Members, respectively, pursuant to this Section 5.1.

(c) Next, to the Members pro rata in accordance with their respective Percentage Interests.

5.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including Members for the repayment of principal and accrued interest on any loans as described in Section 4.3 hereof, in each case to the extent otherwise permitted by law) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Managing Member may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, for such period as the Managing Member shall reasonably deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) Next, to the other Members in accordance with and to the extent of their respective total Capital Contributions, reduced (but not below zero) by the aggregate amount of any Distributions of Available Cash previously made to the other Members, respectively, pursuant to Section 5.1 hereof.

(d) Next, to the Members pro rata in accordance with their respective Percentage Interests.

5.3 Tax Distributions. If, for any calendar year other than the year in which the Company liquidates, the Distributions otherwise distributable to the Members pursuant to this Section 5.3, if any, plus any amounts previously distributed to each such Member pursuant to this Section 5.3, would be insufficient to pay any Member’s U.S. federal and state income taxes on the net, combined Net Profits, Net Losses, gain or loss on disposition and other items of income and deduction (as computed for tax purposes) allocated to such Members pursuant to ARTICLE V from the effective date of this Agreement, then within ninety (90) days after the end of each calendar year the Company shall distribute to each Member (any such distribution, a “Tax Distribution”) an amount such that total Distributions with respect to the tax year of the Company most recently ended are at least equal to the assumed U.S. federal and state income tax liability incurred by such Member with respect to such Member’s distributive share of the Company’s taxable net income for such taxable year. In calculating the amount of each Tax Distribution, the Company shall assume that each Member is taxable at the highest combined effective U.S. federal and state income tax rate applicable to individuals or taxable “C” corporations, giving effect to the different tax rates attributable to different types of income earned by the Company, and the deductibility of state taxes for U.S. federal income tax purposes. The tax rate for all Members shall be determined by reference to the highest tax rate applicable to any Member of the Company (taking into account the state tax rates in such Member’s state of residence, or, where the Member is a pass-through entity, the state of residence of the holders of the largest portion of the equity interests in such Member), as determined by the Managing Member in consultation with the Company’s accountants. The Company shall make Tax Distributions, in advance, on a quarterly basis in the amounts estimated by the Managing Member to represent the Members’ liabilities for quarterly estimated taxes. Any such advance Tax Distributions shall reduce the Members’ rights to Distributions under this Section 5.3.

5.4 Allocation of Net Profits, Net Losses and Credits. After the application of Section 5.5, Net Profit and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Member pursuant to Section 11.3 hereof if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 11.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Treasury Regulations §1.704-2(g)(1) and §1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this ARTICLE V, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.

5.5 Regulatory Allocations.

(a) Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations §1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Treasury Regulations §1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Treasury Regulations §1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations §1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

(b) This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Code §704(b). Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.

(c) To the extent that Net Loss or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Loss, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Loss, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 5.4 as if such Member were not a Member and prior to any allocation under Section 5.5(d).

(d) If any Member has an Adjusted Capital Account Deficit at the end of any taxable year, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.5(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if the “qualified income offset provision” described in Section 5.5(b) did not apply and Section 5.5(d) were not in this Agreement.

(e) Any allocations required to be made pursuant to Section 5.5(a) through Section 5.5(d) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 5.4 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 5.4 had such Regulatory Allocations under this Section 5.5 not occurred.

(f) It is intended that prior to a distribution of the proceeds from a liquidation of the Company pursuant to Section 5.2, the positive Capital Account balance of each Member shall be equal to the amount that such Member is entitled to receive pursuant to Section 11.3. Accordingly, notwithstanding anything to the contrary in this ARTICLE V, to the extent permissible under Code §704(b) and the Treasury Regulations thereunder, Net Profit and Net Loss and, if necessary, items of gross income and gross deductions, of the Company for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive if the Company were liquidated and all the proceeds were distributed in accordance with Section 11.3.

5.6 Tax Allocations.

(a) For U.S. federal income tax purposes, except as otherwise provided in this Section 5.6, each item of Net Profits, gain, Net Losses and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Section 5.4 and Section 5.5.

(b) In accordance with Code §704(b) and §704(c) and the Treasury Regulations thereunder, Net Profits, gain, Net Losses and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Book Value upon its contribution (or deemed contribution). The Members hereby agree and acknowledge that, unless otherwise indicated by the Managing Member, the Company shall use the “traditional method with curative allocations” as described in Treasury Regulations §1.704-3(c). If the Book Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the Book Value of such Company asset in the manner prescribed under Code §704(b) and §704(c) and the Treasury Regulations thereunder.

(c) If a Member acquires an interest, redeems all or a portion of its interest or transfers an interest during a taxable year, the Net Profit or Net Loss (and other items referred to in Section 5.4 and Section 5.5) attributable to any such interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Code §706 and the Treasury Regulations thereunder that is selected by the Tax Matters Partner.

(d) The provisions of this ARTICLE V (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

5.7 Withholding. The Company at all times shall be entitled upon written notice given to any affected Member to make payments with respect to each Member in amounts that the Managing Member reasonably determines the Company is required by law to withhold or pay to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) legally required amounts from distributions to such Member. Any funds withheld from a distribution by reason of this Section 5.7 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Member shall reimburse the Company for the amount of such payment, on demand. The amount of a Member’s reimbursement obligation under this Section 5.7, to the extent not paid, shall bear interest at a rate of twenty-five percent (25%) per annum, compounded quarterly, and shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 5.7 shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts.

5.8 Tax Matters Partner. The Managing Member shall be the “Tax Matters Partner” of the Company. The Tax Matters Partner shall take such actions as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code §6223 of the, shall promptly furnish to the Members a copy of all tax related notices or other written communications received by the Tax Matters Partner from the Internal Revenue Service or any state taxing authority (except as to notices or communications sent directly to the Members), and shall keep the Members advised of all significant developments in such matters. The provisions of this Section 5.8 shall survive any liquidation and dissolution of the Company and any withdrawal by a Member. The Tax Matters Partner shall be reimbursed by the Company for any reasonable third party expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in its capacity as Tax Matters Partner.

5.9 Tax Elections. At the written request of a Member, the Company shall make a timely election to adjust the tax basis of the Company’s assets under Code §754 (and any corresponding provision of state and local law) provided that such Member (or its successor in interest) compensates the Company for its reasonable costs resulting from such election. No election shall be made for the Company to be excluded from the application of the provisions of Subchapter K of the Code.

5.10 Tax Returns. The Tax Matters Partner shall prepare or cause to be prepared, and shall file or cause to be filed, any tax returns, information returns, applications, elections and other instruments and documents required under applicable tax law to be filed by the Company and/or any of its Subsidiaries. The Tax Matters Partner shall use reasonable efforts to provide to each Member a Form K-1 with respect to the Company within seventy-five (75) days following the end of each Fiscal Year, but in no event shall the Tax Matters Partner provide to each Member such Form K-1 more than ninety (90) days following the end of each Fiscal Year.

5.11 No Priority. Except as may be otherwise expressly provided herein, no Member shall have priority over any other Member as to Company capital, income, gain, deductions, loss, credits or distributions.

5.12 Reserves. The Managing Member shall, in accordance with the Company’s then effective Business Plan or as otherwise determined by the Managing Member on a commercially reasonable basis or pursuant to applicable law, establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of the Property, for debt service, for acquisitions of assets from or interests in other companies or sources, for future investments, for expansion of the Company’s business, and for such other purposes and contingencies as may be provided for in the then effective Business Plan, including the maintenance of any reserves required by applicable laws.

5.13 Tax Treatment and Basis of the Assets Contributed.

(a) The Parties hereby acknowledge and agree that this Agreement is governed by Rev. Rul. 99-5, 1999-1 C.B. 434 and, as such, shall be treated for U.S. federal, state and local income tax purposes, as applicable, as though HEK purchased fifty one percent (51%) of the Property (subject to fifty one percent (51%) of the liabilities encumbering such Property) as of the date hereof and then immediately thereafter contributed such Property (in conjunction with a corresponding contribution by Enterprise of forty nine percent (49%) of the Property held by the Company (subject to forty nine percent (49%) of the liabilities encumbering such Property) as of the date hereof) to the Company, which has the effect of forming a new partnership for U.S. federal, state and local income tax purposes.

(b) The parties further acknowledge and agree that pursuant to Rev. Rul. 99-5, 1999-1 CB 434: (i) the portion of the Property treated as purchased and contributed by HEK to the Company shall have an adjusted tax basis of such Property’s fair market value equaling Nine Million Dollars ($9,000,000) plus fifty one percent (51%) of the liabilities encumbering such Property as of the date hereof (increased to Ten Million, Five Hundred Thousand Dollars ($10,500,000) provided that certain earnout thresholds during an earnout period as reflected in Section 2.4 of the Membership Interest Purchase Agreement are met) and (ii) the portion of the Property treated as contributed by Enterprise shall have their historic adjusted tax basis plus forty nine percent (49%) of the liabilities encumbering such Property as of the date hereof.

(c) The Members hereby acknowledge and agree that the allocation of the amounts paid by HEK for fifty one percent (51%) of the Property immediately prior to the date hereof (which were then immediately thereafter deemed to be contributed to the Company) shall be allocated among such Property consistent with Code §1060 and in accordance with the Membership Interest Purchase Agreement.

ARTICLE VI - MANAGEMENT

6.1 Management by Managing Member.

(a) General. Subject to all other provisions of this Agreement, the business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have and is vested with all powers and authorities, except as expressly limited by law, the Certificate, or this Agreement, to do or cause to be done any and all lawful things for and on behalf of the Company, to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes.

(b) Designation and Removal. HEK shall be the Managing Member unless and until the Managing Member designates in writing another Person as Managing Member.

(c) Business Plan. The initial plans and projections (financial, strategic and operational) required for the economically feasible operation of the Plant, mutually agreed to by the Members, is set forth on Exhibit D attached hereto. Following the date hereof, and not less than ninety (90) days before the end of each subsequent Fiscal Year, the Officers shall prepare and furnish to the Members, as necessary, a revised business plan for the following Fiscal Year (any such currently effective business plan, the “Business Plan”). Each Business Plan shall be mutually agreed to by all of the Members unanimously and shall include commercially reasonable capital and operating budgets and shall include reasonable detail of all budgets, including an itemized estimate of the monthly requirements and itemized listing of expenditures or other matters referred to therein. The business and affairs of the Company shall be managed by the Managing Member each Fiscal Year in substantial compliance with and subject to the Business Plan in effect for such Fiscal Year.

(d) Actions Requiring Approval by the Members. At any time prior to January 1, 2015, notwithstanding the provisions of Section 6.1(a) or any other provision of this Agreement, the Managing Member shall not have the power or authority to approve or take any of the following actions, unless such actions are expressly contemplated and provided for in any Business Plan or are approved in writing by all of he Members (collectively, “Major Decisions”):

(i) Enter into a material new line of business or materially change the Company’s existing business purposes (as described in Section 2.1 of this Agreement);

(ii) Make any general assignment for the benefit of creditors of the Company, or file a voluntary petition in Bankruptcy for the Company, or arrange for the appointment of a receiver or liquidator for the Company;

(iii) Amend this Agreement (except for any immaterial and/or administrative revisions to this Agreement, including typographical errors, and any amendments to reflect Additional Capital Contributions under Section 4.1(g);

(iv) Directly or indirectly sell, lease, exchange or otherwise dispose of all or a significant portion of the assets of the Company or its subsidiaries, or on a consolidated basis, in any transaction or series of related transactions;

(v) Liquidate, dissolve or wind-up the Company or any subsidiary of the Company, other than the liquidation, dissolution, winding-up of a wholly-owned subsidiary of the Company into the Company or another wholly-owned subsidiary of the Company;

(vi) Make any redemption, acquisition or repurchase of any Membership Unit (including any securities convertible into or exercisable or exchangeable for a Membership Unit); and

(vii) Create, authorize or issue any Membership Units, except as expressly authorized by this Agreement, including, but not limited to, reflecting Additional Capital Contributions under Section 4.1(g).

(e) Compensation. Other than as set forth in the Management Services Agreement dates on even date herewith with respect to certain services provided to the Company, the Managing Member shall not be entitled to any additional compensation solely for acting as the Managing Member of the Company, but shall be entitled to reimbursement for commercially reasonable out-of-pocket expenses incurred in carrying out the Managing Member’s duties and responsibilities consistent with this Agreement and subject to any applicable limitations set forth in any Business Plan.

(f) Officers.

(i) General. The day-to-day affairs of the Company shall be managed by authorized persons designated as officers, each of whom shall be elected by the Managing Member (each an “Officer” and collectively the “Officers”). The Officers of the Company may consist of a chief executive officer, a secretary and may also include one or more executive vice presidents, one or more assistant secretaries, and a treasurer and one or more assistant treasurers. Any two or more offices may be held by the same person.

(ii) Removal and Replacement. Each Officer of the Company shall hold office until the earlier of his or her death, retirement, resignation or removal from office. The Managing Member may, at any time, with or without cause, remove one or more of the Officers. Any vacancy occurring in any office of the Company (whether occurring by death, retirement, resignation, removal or otherwise) may be filled by the Member.

(iii) Powers and Duties of the Officers. The Officers shall be responsible for the implementation of the decisions of the Members and shall have power and authority to, and shall, conduct the ordinary and usual business and affairs of the Company including (A) causing the Company to take all actions as a shareholder, general partner, limited partner, manager or member of any other Person to the extent authorized under the organizational documents of such Person, (B) acquiring and disposing of investments and other assets, (C) insuring against risks associated with the Company’s operations, (D) employing agents and employees and the provision of reasonable compensation thereto, (E) providing accounting and tax functions, (F) collecting receivables and other amounts owed to the Company, (G) paying accounts payable and other obligations, (H) procuring accounting, legal and other professional services, (I) maintaining banking relationships, and (J) such other functions as are necessary for the conduct of the business and affairs of the Company that are delegated to the Officers by the Members. The Officers shall at all times conform to the policies of the Company established by the Members. The Officers shall keep the Members informed as to all matters concerning the Company.

6.2 Actions by Members.

(a) Meetings of Members; Place of Meetings. Meetings of the Members shall not be required to be held on any regular frequency. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Certificate, and may be called by Members holding not less than twenty percent (20%) of the Percentage Interests, or by the Managing Member. All meetings of the Members shall be held at the principal office of the Company or at such other place, within or without the Commonwealth of Pennsylvania, as shall be designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. A Member may, at such Member’s cost and expense, participate in a meeting of the Members by means of conference telephone or similar communications equipment whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner shall constitute presence in person at the meeting. All Members will reasonably cooperate to accommodate any Member’s desire to participate in a meeting by conference telephone or similar communications equipment.

(b) Quorum; Voting Requirement. The presence, in person or by proxy, of representatives of both HEK and Enterprises shall constitute a quorum for the transaction of business by the Members. If both HEK and Enterprises are not represented at a meeting, the Members represented may adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, without further notice. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, provided a quorum remains present. Each Member shall have the right to vote in accordance with such Member’s Percentage Interest. The affirmative vote of fifty percent (50%) shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Certificate, or this Agreement.

(c) Proxies. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one (1) year prior to such meeting.

(d) Consent, Approval, Decision or Other Action Without a Meeting. Any consent, approval, decision or other action required or permitted to be taken all or any particular Members of the Company, as contemplated in this Agreement or required by the Act or other applicable law, may be taken without a meeting, without prior notice to any Members and without a vote, if one or more written consents setting forth the consent, approval, decision or other action to be taken shall be signed by Members holding such number of Membership Units, or be signed by such particular Members that constitute the vote required in order for such consent, approval, decision or other action to be validly taken as contemplated in this Agreement or as required by the Act or other applicable law. Such consent, approval, decision or other action shall be delivered to the Managing Member by hand or by certified or registered mail, return receipt requested, for filing with the Company records. Action taken under this Section 6.2(d) shall be effective when all necessary Members have signed a consent, approval, decision or other action, unless the consent, approval, decision or other action specifies a different effective date.

(e) Notice of Meetings. Written notice stating the place, day, hour and the purpose for which the meeting is called shall be given, not less than three (3) days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Members or Managing Member calling the meeting, to each Member entitled to vote at such meeting. “Notice” and “call” with respect to such meetings shall be deemed to be synonymous. A Member’s attendance at a meeting:

(i) Waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(ii) Waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

(f) Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

(g) Voting by Certain Holders. In the case of a Member that is a corporation, its Membership Units may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Membership Units may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Membership Units may be voted, in person or by proxy, by such Person as is designated by the operating agreement of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company.

6.3 Record Dates. For the purpose of determining (a) Members entitled to notice of or to vote at, any meeting of Members, (b) Members (or their successors-in-interest) entitled to receive payment of any distribution, or (c) the identity of Members (or their successors-in-interest) for any other purpose, the date on which notice of the meeting is mailed, or on which the declaration of such distribution is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting has been made as provided in this Section 6.3, the determination shall apply to any adjournment of the meeting. The record date for determining Members entitled to take action without a meeting pursuant to Section 6.2(d) shall be the date the first Member signs the applicable written consent, approval, decision, or other action.

6.4 No Appraisal or Dissenters’ Rights. No Member shall have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

6.5 Execution of Documents Filed with Secretary of the Commonwealth of Pennsylvania. Any Officers or other Persons designated from time to time by the Managing Member shall be authorized to execute and file with the Secretary of the Commonwealth of Pennsylvania any document permitted or required by the Act. Such documents shall be executed and filed only after the Managing Member, or the Members to the extent applicable, have approved or consented to such action in the manner provided herein.

6.6 Limitation of Liability; Indemnification.

(a) Limitation. Except as set forth in Section 6.6(c) herein, no Person shall be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as a Member or Officer of the Company or by such Person while serving at the request of the Company as a director, manager, or in any other comparable position of any other enterprise, if such Person acted in good faith, and such act or omission did not constitute fraud or gross negligence, and, with respect to any criminal action or proceeding, such Person had no reasonable cause to believe that such Person’s conduct was unlawful. Each Member shall be liable to the Company and to the other Members for any and all losses, costs, and expenses (including reasonable attorneys’ fees) incurred by the Company or such other Members as a result of any material breach by such Member of any terms or provisions of this Agreement after prior written notice thereof and reasonable opportunity to cure. Notwithstanding any provision to the contrary at law or in equity, a Member or Officer does not violate any duty or obligation to the Company merely because such Member’s or Officer’s conduct furthers the Member’s or Officer’s own interests, provided that such Member or Officer otherwise complied with all limitations, restrictions, and other requirements of this Agreement.

(b) Right to Indemnification. Except for any losses, claims, damages, liabilities, obligations, deficiencies, demands, suits, actions, causes of action, assessments, judgments, fines, surcharges, tax penalties, settlements, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) and other amounts arising from any and all claims, demands, actions, suits, or proceedings (hereinafter individually a “Loss” and collectively “Losses”), suffered or incurred by Enterprises relating to or arising out of (A) liabilities of the Company prior to the date hereof, except for those liabilities that are specifically assumed by the Company pursuant to the Asset Contribution Agreement, (B) in connection with any assets that Enterprise transferred to the Company that existed on or prior to the date of this Agreement, except for those liabilities that are specifically assumed by the Company pursuant to the Asset Contribution Agreement; or (C)

result from or arise out of operation of the Company prior to the date hereof, except for those liabilities that are specifically assumed by the Company pursuant to the Asset Contribution Agreement, the Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member or Officer of the Company or of any subsidiary of the Company against all liabilities and expenses, including judgments, amounts paid in settlement, attorneys’ fees, excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person’s conduct that is finally adjudged to have been not in good faith or constituted fraud, gross negligence or intentional wrongful acts, or, with respect to any criminal action or proceeding, if such Person had reasonable cause to believe that such Person’s conduct was unlawful; provided, further, that the Company shall not be required to indemnify or advance expenses hereunder to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Managing Member; provided, however, that a Member or Officer shall be indemnified hereunder only for those actions taken or omitted to be taken by such Member or Officer in the exercise or discharge of such Member’s or Officer’s rights or obligations with respect to the management of the business and affairs of the Company or of any subsidiary of the Company.

(c) Special Indemnification. Enterprises covenants and agrees to indemnify, defend and hold harmless, HEK to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, deficiencies, demands, suits, actions, causes of action, assessments, judgments, fines, surcharges, tax penalties, settlements, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) and other amounts arising from any and all claims, demands, actions, suits, or proceedings (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by HEK to the extent such Losses: (i) relate to or arise out of (A) liabilities of the Company prior to the date hereof, except for those liabilities that are specifically assumed by the Company pursuant to the Asset Contribution Agreement, or (B) in connection with any assets that Enterprise transferred to the Company that existed on or prior to the date of this Agreement; (ii) result from or arise out of operation of the Company prior to the date hereof, except for those liabilities that are specifically assumed by the Company pursuant to the Asset Contribution Agreement; or (iii) result from or arise our of any breach of any representation or warranty made by Enterprises under this Agreement. The right to indemnification under this Section 6.6(c) shall be subject to all of the following limitations:

(i) HEK shall have no right to indemnification under Section 6.6(c) hereof until the aggregate amount of all Losses exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), in which event Enterprises shall be required to pay or be liable for all such Losses from the first dollar of Loss;

(ii) HEK shall not be indemnified pursuant to Section 6.6(c) for any Losses, if the aggregate of all such Losses for which HEK has received indemnification pursuant to Section 6.6(c) has exceeded One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

(iii) The amount of any Losses for which indemnification is provided under Section 6.6(c) hereof shall be net of any insurance proceeds received by HEK; and

(iv) All indemnification obligations under Section 6.1 shall terminate and have no legal force or effect eighteen (18) months after the Closing.

(d) Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 6.6, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action).

(e) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred by a Member or Officer in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member or Officer to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Managing Member reasonably determines that such Person would not be entitled to indemnification hereunder.

(f) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 6.6 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of the Managing Member, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.6 shall continue as to a Person who has ceased to be a Member or Officer of the Company or of any subsidiary of the Company, and shall inure to the benefit of the heirs, executors and administrators of such Person, with respect to any act taken or the failure to take any act by such Person while serving as a Member or Officer of the Company or of any subsidiary of the Company or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such Person has ceased to be a Member or Officer of the Company or of any subsidiary of the Company.

(g) Insurance. Upon the approval of the Managing Member, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member or Officer, or other representative of the Company or of any subsidiary of the Company, or is or was serving at the request of the Company as a director, manager, or in any other comparable position of the Company or any affiliate or subsidiary thereof, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 6.6.

(h) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 6.6 shall not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder shall not be changed, altered or terminated except with the approval of the Managing Member. The rights granted or created hereby shall be vested in each of HEK and Enterprises to the extent entitled to indemnification hereunder as a bargained-for, contractual condition of such applicable Person’s serving or having served as a Member or Officer of the Company or of any subsidiary of the Company or serving at the request of the Company as a director, manager, or in any other comparable position of the Company or an affiliate or subsidiary thereof, and while this Section 6.6 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of HEK and/or Enterprises under this Section 6.6 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(i) Severability. If any provision of this Section 6.6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 6.6 and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member or Officer of the Company or of any subsidiary of the Company, is entitled under any provision of this Section 6.6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

(j) Definitions. For purposes of this Section 6.6, references to:

(i) The “Company” shall include, in addition to the resulting or surviving limited liability company (or other entity), any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager or director of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, manager, or in any other comparable position of any other enterprise shall stand in the same position under the provisions of this Section 6.6 with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “fines” shall include any excise taxes assessed against a Person with respect to an employee benefit plan;

(iii) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim; and

(iv) “serving at the request of the Company” shall include any service as a director, manager or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted “in the best interest of the Company” as referred to in this Section 6.6.

6.7 Related Party Contracts or Transactions. No contract or transaction between the Company and one of its Members or Officers, or between the Company and any Person that is an Affiliate of any of its Members or Officer (each a “Related Party Contract”) shall be entered into without the prior approval of all of the Members, acting unanimously; provided, that no such approval shall be required for (a) HEK, or any Affiliate of HEK, to provide: (i) support services in respect of the Company’s accounting, tax, human resources, legal and similar operational support services, in accordance with the terms and conditions of the Management Services Agreement (as defined in the Membership Interest Purchase Agreement); or (ii) water transportation services as required by the Company, in each case, on an arms’ length basis; or (b) Enterprises or any Affiliate of Enterprises, from entering into a consulting or lease arrangement providing the services of its employees to the Company None of the foregoing services shall be considered Capital Contributions.

6.8 Other Business Ventures and Confidential Information.

(a) Subject to the express provisions of this Section 6.8, any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income, gains, profits, losses, deductions or credits derived therefrom, and no Member (or the members or Affiliates of any Member) shall have any obligation to advise the Company or any Member of, or otherwise present or offer to the Company or any Member, any business opportunities that such Member may desire to invest in or otherwise pursue or be involved with, provided, however, that:

(i) Enterprises covenants and agrees that, during the time that Enterprises is a Member of the Company, Enterprises shall not, directly or indirectly, as an owner, shareholder, officer, director, partner, member, manager, principal, joint venturer, employer, employee, associate, consultant, independent contractor, representative, or agent, or in any other position or otherwise through the efforts of any Affiliate or other third party, engage or participate in, or have any financial or other interest in, any waste water treatment plant in West Virginia, Ohio, Pennsylvania, Louisiana or Texas) (the “Restricted Business”) (subject however to Section 6.7 above);

(ii) Enterprises covenants and agrees that, during the time Enterprises is a Member of (or otherwise holds any Membership Units of) the Company, Enterprises shall not, directly or indirectly, entice or induce, or in any manner influence, any Person who is or shall be in the employ or service of the Company, any other Member or an Affiliate of any other Member, to leave such employ or service or to otherwise terminate or limit their business relationship with the Company, any other Member or an Affiliate of any other Member, or aid or assist any other Person in doing any of the aforesaid acts; and

(iii) for the avoidance of doubt, it is the intent of the Parties that Enterprises may freely compete with the Company and the Members of the Company in any line of business other than the Restricted Business.

(b) In addition, the Company shall not directly, by or through its Managing Member or any other Member, entice or induce, or in any manner influence, any Person who is or shall be in the employ or service of a Member or an Affiliate of a Member, to leave such employ or service or to otherwise terminate or limit their business relationship with such Member or Affiliate, which restriction shall continue with respect to a Member or Affiliate for so long as such Member remains a Member of the Company and for a period of two (2) years thereafter.

(c) For purposes hereof, the term “Confidential Information” shall mean all information, whether or not reduced to writing, used by or belonging to or relating to the Company, which is not generally known to the public or to the industry in which the Company is or may become engaged, including past, present or future business or trade secrets, formulas, fee lists, methods, policies, standards, manuals, handbooks, business strategies, records, samples, reports, technology, computer hardware and software, customer or client lists, financial or proprietary information, and all financial and other information, knowledge or data of any kind or character relating to the business of the Company, and all copies and duplications of any such information. Confidential Information does not include information that a recipient can conclusively establish: (i) is or subsequently becomes publicly available without such recipient’s breach of any obligation owed to the Company or its Affiliates; (ii) became known to such recipient prior to disclosure of such information by the Company or its Affiliates to such recipient without such recipient’s breach of any obligation owed to the Company or its Affiliates; (iii) became known to such recipient from a source other than the Company or its Affiliates other than by the breach of an obligation of confidentiality owed to the Company or its Affiliates; or (iv) is independently developed by such recipient without the use of any Confidential Information of the Company or its Affiliates.

(d) Each Member hereby recognizes that the Confidential Information constitutes a valuable trade secret of the Company and is the exclusive property of the Company. Consequently, each Member specifically agrees that (i) such Member or Managing Member shall not at any time directly or indirectly communicate, divulge, disclose, or make available any Confidential Information to any Person, nor use any Confidential Information for any reason or purpose, either for the benefit of such Member or for the benefit of any other Person, except (A) upon the express written authorization of the Managing Member with the approval of all of the Members, (B) to such Member’s accountants, attorneys, or other professional advisors or lenders or prospective transferees of such Member’s Membership Units, who understand and agree to maintain the confidentiality of any Confidential Information disclosed to them and not use any such Confidential Information contrary to the provisions of this Agreement, or (C) to the extent required by law or judicial process, provided that the Company is given reasonable notice thereof and an opportunity to seek such protective orders as the Managing Member or all of the Members may deem appropriate, or (D) pursuant to a confidentiality agreement approved by the Managing Member and signed by the recipient of such information; and (ii) whenever the Company shall request, such Member shall promptly deliver to the Company any and all Confidential Information in the possession or under the control of such Member and not retain any copies thereof or extracts therefrom.

(e) Each Member acknowledges and agrees that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate business interests of the Company, and that any violation of such provisions will result in irreparable injury to the

Company, and each Member agrees that in the event of any actual or threatened violation by such Member of any such provisions, the Company shall be entitled to temporary, preliminary, and permanent injunctive relief, without the necessity of providing bond in excess of One Thousand Dollars ($1,000) in any action seeking to obtain such relief, an equitable accounting of all earnings, profits, and other benefits arising from such violation, and other actual damages, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled hereunder, at law or in equity, or otherwise. In the event of any actual or threatened violation by a Member of any provision hereof, such Member shall pay the Company’s reasonable attorneys’ fees, court costs, and other expenses incurred in enforcing the provisions hereof. It is expressly understood and agreed that, although each Member and the Company consider the restrictions contained herein to be reasonable for the purposes set forth herein, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction or provision contained herein is an unreasonable or otherwise unenforceable restriction or provision, neither this Agreement nor the provisions hereof shall be rendered void, but shall be deemed amended to apply as to such extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved. Except as provided in the immediately preceding sentence, if a final judicial determination is made that any provision of this Agreement is an unenforceable, invalid or illegal restriction against a Member, the provisions hereof shall be rendered void only in such jurisdiction and only to the extent that such judicial determination finds such provisions unenforceable, invalid or illegal, and the enforceability, validity, and legality of the remainder of this Agreement shall not be affected. The provisions hereof are in addition to, and not in substitution of, any other agreements of a Member with respect to confidentiality, non-competition, or other restrictive covenants.

(f) The Members acknowledge and agree that the foregoing restrictions in this Section 6.8 shall run to, and be enforceable by, any transferee of all or substantially all of the assets of the Company or applicable Member, in which event references in this Section 6.8 shall be deemed references to such transferee, but only with respect to those business activities engaged in by the Company or applicable Member that are continued in whole or in part by such transferee, and only to the extent that continuation of such restrictions are expressly provided for in the documentation relating to such transfer.

(g) Each Member and its Affiliates will be the sole owners of their applicable trade names, patents, trademarks, copyrights, trade secrets, data, methodologies, technologies, procedures, concepts, ideas or other similar proprietary rights (collectively, “Intellectual Property”), regardless of whether any such Intellectual Property is furnished for use by the Company, unless the applicable Member and the Company agree otherwise in writing.

ARTICLE VII - REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Covenants, Representations and Warranties of All Members. Each of the Members do hereby covenant, warrant and represent to each other, that, as of the date of this Agreement:

(a) Each of the Members have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(b) All acts and other proceedings required to be taken by each of the Members to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken;

(c) This Agreement has been duly executed and delivered by each of the Members and constitutes the valid and binding obligation of each Member, enforceable against each of them in accordance with its terms, except as may be limited by Bankruptcy, insolvency and other similar laws and general equitable principles;

(d) Each of the Members have obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material, adverse effect on the Company or its assets;

(e) Members shall work in good faith to reach the capacity of the Plant under the Business Plan under a mix of long-term, short-term and spot contracts with customers (which contracts shall be approved as part of the Business Plan).

ARTICLE VIII ACCOUNTING AND BANK ACCOUNTS

8.1 Fiscal Year. The Fiscal Year and taxable year of the Company shall end on December 31 of each year, unless a different year is required by the Code or approved by a Managing Member.

8.2 Books and Records.

(a) At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company, or such other location(s) as the Managing Member may determine from time to time.

(b) Members, through their legal, accounting or other representatives, shall have the right during normal business hours, at their own expense and upon reasonable prior notice to the Company or the Managing Member, to inspect and audit (and to make copies thereof at their expense) the books and records of the Company at the Company’s principal offices, to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with the Managing Member and the Company’s accountants, and, with the approval of the Managing Member (which approval shall not be unreasonably withheld), its contractors, employees, suppliers, and vendors, and to review such information as is reasonably requested, all at such reasonable times and as often as may be reasonably requested.

8.3 Information. The Managing Member shall cause to be prepared and furnished to each of the Members the following reports and financial information in accordance with the following:

(a) within one hundred and twenty (120) days after the end of each Fiscal Year, a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for, or as of the end of, that year. The financial statements are to be prepared in accordance with generally accepted accounting principles, consistently applied in accordance with accounting principles generally employed for accrual-basis records. The Managing Member also may cause to be prepared or delivered such other reports as it may deem appropriate, including having the financial statements certified by a recognized firm of certified public accountants. In the event that HEK requests as a Member or as Managing Member audited financial statements, then in such event, HEK shall pay the cost of such audited financial statements. The Company shall bear the costs of all these reports. The Members acknowledge that (i) the Managing Member’s obligations hereunder are not to guaranty timely delivery of audited financial statements or similar third-party work product (provided, however, that the Managing Member shall use their commercially reasonable efforts to cause any auditor or other third party to be timely with such deliveries), and (ii) the failure of the auditor or another third party to make such delivery shall not itself constitute a default or breach hereunder by the Managing Member; and

(b) within thirty (30) days after completion of the financial statements referred to in Section 8.3(a), and by ninety (90) calendar days following the end of the Company’s fiscal year at the latest, there shall be prepared and delivered to each Member all information with respect to the Company reasonably necessary for the preparation of the Members’ U.S. federal and state income tax returns for the immediately preceding calendar year.

8.4 Partnership Status for Income Tax Purposes. The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes, and the Company shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulation § 301.7701-3 or under any corresponding provision of state or local law. Each Member and the Company shall file all tax returns consistent with such treatment. This characterization, solely for such tax purposes, does not create or imply a general partnership among the Members for state law or any other purpose.

8.5 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managing Member and in the Company’s name. Withdrawals therefrom shall be made only by Persons authorized in writing to do so by the Managing Member.

ARTICLE IX - TRANSFERS OF MEMBERSHIP UNITS AND EVENTS OF WITHDRAWAL

9.1 General Restrictions. Except as expressly provided in this Agreement, no Member may Transfer all or any part of such Member’s Membership Units. Any purported Transfer of a Member’s Membership Units in violation of the terms of this Agreement shall be null and void and of no effect, and shall be deemed an Event of Withdrawal with respect to such Member. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto.

9.2 Permitted Transfers. Each Member shall have the right to Transfer, by a written instrument approved by all of the Members wherein the transferee shall agree with the Company to be subject to all of the terms and provisions of this Agreement to the same extent and in the same manner as the transferring Member, all or any part of such Member’s Membership Units in any Permitted Transfer. In addition, HEK shall have the right to Transfer all or any part of its Membership Units, in connection with an obligation under any of HEK’s outstanding financing commitments as in effect, from time to time during the Term; provided, however, that prior to a foreclosure or other exercise of remedies by HEK’s lenders under its current Credit Agreement with Wells Fargo Bank, National Association as administrative agent, and the lenders thereto dated April 10, 2012, HEK shall retain the voting and decision making power vested in HEK as a Member of the Company. A transferee who acquires a Membership Unit from a Member pursuant to a Permitted Transfer shall be substituted as a Member in place of the transferor and shall be subject to the restrictions and liabilities of a Member under this Agreement and the Act.

9.3 Additional Members and Membership Units. Additional Members may be admitted to the Company by issuance of additional Membership Unit(s) only upon approval by the Managing Member and all of the Members. Whenever any additional Member is admitted to the Company upon issuance of any additional Membership Unit(s), in accordance with this Section 9.3, the Percentage Interest of each Member outstanding immediately prior to such admission or issuance shall be decreased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at one hundred percent (100%).

9.4 Redemption of Membership Units. Any Membership Unit may be redeemed by the Company, by purchase or otherwise, upon the consent of the holder of such Membership Unit and of the Managing Member and all of the other Members, or otherwise pursuant to any purchase option exercised by the Company in accordance with this Agreement. Whenever any Membership Unit is redeemed by the Company, the Percentage Interest of each Member outstanding immediately following such redemption shall be increased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at one hundred percent (100%).

9.5 Determination of Agreed Value.

(a) For purposes of determining the Agreed Value of any Membership Units for purposes of this ARTICLE IX the Agreed Value of such Membership Units, based on the fair value of the Company multiplied by the Percentage Interest (expressed as a fraction) represented by such Membership Units, shall be determined by an independent certified public accounting firm (a “Valuation Expert”) selected by the Managing Member on behalf of the Company with the approval of Enterprises (so long as HEK is the Managing Member), which approval shall not be unreasonably withheld or delayed. The Company shall endeavor after the occurrence of an event which causes any Membership Units to be valued under this Section 9.5 (a “Valuation Event”) to cause such Valuation Expert to determine the Agreed Value of such Membership Units in a reasonably prompt manner. If the Person selling the applicable Membership Units disagrees with the Agreed Value as determined under this Section 9.5, such Person shall be entitled to object to such valuation by providing written notice to the Company and all other Members within fifteen (15) days after such Person has been notified in writing of such Agreed Value, in which event such Person shall obtain, at such Person’s cost, a valuation from another Valuation Expert chosen by such Person. If the Agreed Value as determined by the Company’s Valuation Expert and the Agreed Value as determined by the selling Person’s Valuation Expert differ by less than five percent (5%), then the value as established by the Company’s Valuation Expert shall control and shall be the final Agreed Value for purposes of the redemption or purchase of the applicable Membership Units. If the Agreed Value as determined by the selling Person’s Valuation Expert exceeds the Agreed Value determined by the Company’s Valuation Expert by more than five percent (5%), the Managing Member (with the approval of Enterprises so long as HEK is the Managing Member, provided Enterprises is not the selling Person) shall on behalf of the Company either agree with the selling Person to set the Agreed Value at an amount between the Agreed Value as determined by the selling Person’s Valuation Expert and the Agreed Value as determined by the Company’s Valuation Expert, or, if any Member other than the selling Person so requires by written notice to the Managing Member, notify the two Valuation Experts that they are to select a third Valuation Expert to review the valuation reports and establish another Agreed Value. The Agreed Value established by the third Valuation Expert shall be not less than the lowest Agreed Value theretofore established for the applicable Valuation Event and not higher than the highest Agreed Value theretofore established for the applicable Valuation Event and shall constitute the final non-appealable Agreed Value for purposes of the applicable Valuation Event.

(b) The Managing Member and the applicable selling Person may also, in their discretion, subject to the written approval of all Members, negotiate and agree to an Agreed Value for the applicable Membership Units. In the event the Agreed Value as determined for an applicable Valuation Event is a negative number, the Agreed Value shall be deemed to be equal to One Dollar ($1.00) for purposes of such Valuation Event.

9.6 Events of Withdrawal. A Member ceases to be a Member of the Company and shall be deemed a Withdrawn Member upon the occurrence of any of the following events (an “Event of Withdrawal”):

(a) Such Member purports to Transfer all or any part of such Member’s Membership Units in violation of the terms of this Agreement;

(b) A Member:

(i) Makes a general assignment for the benefit of creditors;

(ii) Is the subject of a Bankruptcy;

(iii) Files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of such nature; or

(iv) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Member or of all or any substantial part of such Member’s property; or

(c) In the case of a Member who is an individual:

(i) Such Member’s death; or

(ii) The entry by a court of competent jurisdiction adjudicating such Member incapacitated to manage such Member’s person or estate.

Upon the occurrence of an Event of Withdrawal, the Company shall not be dissolved and the Member with respect to whom the Event of Withdrawal has occurred, or the Person succeeding to the Membership Units of the Member with respect to whom an Event of Withdrawal has occurred, as the case may be, shall thereafter, unless acquiring Membership Units pursuant to a Permitted Transfer or admitted as a additional Member, have no right to vote as a Member, to grant or require any consents or approvals under this Agreement or the Act, or to otherwise participate in the management of the business and affairs of the Company as a Member; provided, however, that, the Member with respect to whom the Event of Withdrawal has occurred, or the Person succeeding to the Membership Units of the Member with respect to whom an Event of Withdrawal has occurred, shall, in lieu of any rights that such Member, or such Person, may have to receive the fair value of such Member’s Membership Units as provided by the Act, be entitled to distributions and allocations of the Company, as provided in ARTICLE V hereof, attributable to the Membership Units of the Member with respect to whom an Event of Withdrawal has occurred, and provided further, however, that the foregoing limitations shall not apply with respect to a Permitted Transfer pursuant to Section 9.2 hereof and, in addition, the foregoing limitations are subject also to the provisions of Section 9.7 hereof.

9.7 Purchase Upon Event of Withdrawal. In the event that an Event of Withdrawal occurs with respect to any Member and such Member has therefore become a Withdrawn Member as provided in Section 9.6, then the Managing Member shall give written notice (an “Option Notice”) of such Event of Withdrawal to all remaining Members within (30) days following the date on which the Managing Member acquires actual knowledge of such Event of Withdrawal, and the Company shall have certain options in accordance with the following:

(a) The Company shall have the option, exercisable by the Company, at the direction of the Managing Member, upon written notice to the Withdrawn Member at any time during the 30-day period (the “Company Option Period”) immediately following the giving of the Option Notice, to purchase and redeem all of the Withdrawn Member’s Membership Units for a purchase price equal to the Agreed Value of the Withdrawn Member’s Membership Units (prorated to reflect the number of Membership Units being purchased).

(b) The closing of any purchase of a Withdrawn Member’s Membership Units pursuant to this Section 9.7 shall take place at 10:00 a.m. at the Company’s principal office on the thirtieth (30th) Business Day after delivery of the notice exercising the Company’s option pursuant to this Section 9.7 (or such later date as the Agreed Value is determined pursuant to Section 9.5 hereof). At and as of any such closing of the purchase of a Withdrawn Member’s Membership Units:

(i) The Withdrawn Member shall assign, transfer, and convey to the Company the applicable Withdrawn Member’s Membership Units that are the subject of such purchase, free and clear of all liens, pledges, security interests, claims and encumbrances, and shall deliver such certificates of Membership Units (if issued), documents and instruments evidencing such assignment, transfer, and conveyance as the Company may reasonably request or direct.

(ii) The Company shall purchase the applicable Withdrawn Member’s Membership Units by paying to the Withdrawn Member the applicable purchase price in the manner provided in Section 9.7(c) hereof less and subject to any withholdings or deductions previously authorized by the Withdrawn Member or required by applicable law; provided, however, that, if at the time of the closing of any purchase of a Withdrawn Member’s Membership Units, the Withdrawn Member shall be indebted to the Company, the Company may withhold from such purchase price or distribution and retain so much of the purchase price or distribution as is necessary to satisfy any such indebtedness.

(c) The purchase price for a Withdrawn Member’s Membership Units shall be paid to the Withdrawn Member in cash or by cashier’s check or other immediately available funds at closing, except that, at the option of the Company:

(i) Fifty percent (50%) of the applicable purchase price may be paid in cash or by cashier’s check or other immediately available funds within six (6) months following the date of the applicable Event of Withdrawal; and

(ii) The balance of the applicable purchase price shall be paid by delivery, at closing, of the Company’s promissory note payable to the Withdrawn Member, in five (5) equal annual installments, commencing one (1) year after the date of closing, bearing interest at the five percent (5%) per annum.

9.8 Deadlock. In the event that, at any time, that either Enterprises or HEK has requested and has not received the approval or consent of all of the other Members (where such approval or consent is required by the terms of this Agreement), the parties agree to negotiate in good faith in an effort to resolve such dispute for a period of not less than thirty (30) days. In the event that such dispute cannot be resolved by such good faith negotiation during such time period, the failure to so resolve such dispute shall be deemed to constitute a deadlock (“Deadlock”). In the event that a Deadlock occurs, then HEK shall have thirty (30) days to exercise its accelerated Call Option pursuant to Section 10.6.

9.9 Right of First Offer.

(a) If at any time a Member that is not in material default under this Agreement (a “Selling Member”) desires to transfer all or any part of its Membership Units (other than pursuant to a Permitted Transfer), the Selling Member shall submit a written offer (the “Offer”) to the other Members other than the Selling Member (the “Remaining Members”) to the effect that the Selling Member wishes to sell such Membership Units (the “Offered Membership Units”) stating the price, the number of Membership Units and other material terms upon which the Selling Member wishes to dispose of the Offered Membership Units, and offering to sell the Offered Membership Units to each Remaining Members on the terms set forth in the Offer and in accordance with this Section 9.9.

(b) Subject to Section 9.9(c) below, each Remaining Member shall initially have the right to purchase up to that portion of the Offered Membership Units as shall be equal to the Offered Membership Units multiplied by a fraction, the numerator of which shall be the Percentage Interest of such Remaining Member and the denominator of which shall be the Percentage Interests of all of the Remaining Members. The amount of such Offered Membership Units that each Remaining Member is entitled to purchase under this Section 9.9 shall be referred to as its “Pro Rata Fraction.”

(c) The Remaining Members shall have a right of oversubscription such that, if any Remaining Member fails to accept the Offer as to all or any portion of its Pro Rata Fraction, the other Remaining Members shall, among them, have the right to purchase up to the balance of such Offered Membership Units not so purchased. The other Remaining Members may exercise such right of oversubscription by accepting the Offer as to more than their Pro Rata Fraction. If, as a result thereof, such oversubscriptions exceed the total number of the Offered Membership Units available in respect of such oversubscription privilege, the oversubscribing Remaining Members shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions or as they may otherwise agree among themselves.

(d) Those Remaining Members who elect to purchase the Offered Membership Units shall provide written notice of their election to the Company and the Selling Member within thirty (30) days of the date the Offer was made (the “ROFO Election Period”). Such communications shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Membership Units. Sales of such Offered Membership Units to be sold to the Remaining Members pursuant to this Section 9.9 shall be made at the offices of the Company within sixty (60) days following the date the Offer was made. For the avoidance of doubt, while there shall be only two Members of the Company, the one Remaining Member may only purchase all, but not less than all, the Offered Membership Units pursuant to this Section 9.9.

(e) If the Remaining Members do not elect to purchase all of the Offered Membership Units, then the Selling Member may sell all of the Offered Membership Units at any time within one hundred twenty (120) days after the ROFO Election Period. Such sale may be to any Person, at not less than the price and upon substantially similar other terms and conditions, if any, not more favorable to such Person than those specified in the Offer. If the Offered Membership Units are sold pursuant to this Section 9.9 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Membership Units (i) shall execute a counterpart of this Agreement as a precondition of the purchase of such Offered Membership Units, (ii) any Offered Membership Units sold to such purchaser shall continue to be subject to the provisions of this Agreement, and (iii) such purchaser shall be required to demonstrate to the Managing Member, in their sole discretion, that such purchaser has the financial ability to fund any required Capital Contributions associated with such Offered Membership Units.

9.10 Tag-Along Rights.

(a) If any Member(s) desires to sell ten percent (10%) or more of its Membership Units to any Person or group of Persons acting in concert in a bona fide transaction for valid consideration other than a Permitted Transfer (a “Sale”), the Members participating in such Sale (the “Transferors”) must give written notice of such Sale (the “Co-Sale Notice”) to the other Members not less than thirty (30) days prior to the Sale, which Co-Sale Notice must include all terms and conditions of such proposed sale, including the identity of and reasonable background information regarding the proposed transferor(s).

(b) Any other Member may, within fifteen (15) days of the receipt of a Co-Sale Notice, give written notice (each a “Tag-Along Notice”) to such Transferor stating that such other members wish to participate in such proposed transaction and specifying the number of Membership Units such Members desire to include in such proposed transaction. Such other Members shall only include Membership Units in the Tag-Along Notice of the same class or type (and in the same proportion) of the Membership Units being sold, transferred or assigned by such Transferors.

(c) If no other Member gives such Transferors a timely Tag-Along Notice with respect to the transaction proposed in the Co-Sale Notice, such Transferors may thereafter consummate the transaction specified in the Co-Sale Notice on terms and conditions set forth therein. If one or more other Members give such Transferors a timely Tag-Along Notice, then such Transferors shall use all reasonable efforts, but shall have no obligation, to cause the proposed transferee(s) to agree to acquire all applicable Membership Units validly identified in accordance with this Section 9.10 in all Tag-Along Notices that are timely given to such Transferor, upon the same terms and conditions as applicable to such Transferor Membership Units. If the proposed transferee(s) are unwilling or unable to acquire all Membership Units proposed to be included in such sale then, the Member who provided the applicable Co-Sale Notice, at its sole election, may either (i) cancel such Sale, or (ii) proceed to consummate such Sale with the Member who provided the applicable Co-Sale Notice and each Member that timely delivered a Tag-Along Notice each participating therein by a pro-rata sale of each parties Membership Units (in accordance with Percentage Interests) of the total amount of Membership Units such transferee is willing to acquire.

9.11 Drag-Along Rights. Subject to making an Offer and completing the procedure set forth in Section 9.9 above (Right of First Offer), if the Managing Member thereafter approves a Change in Control Transaction of the Company, each Member shall be required to consent to and raise no objections to the Change in Control Transaction and: (i) if the Change in Control Transaction is structured as a sale of Membership Units, each Member will agree to sell, and will sell, all of such Member’s Membership Units on the terms and conditions (including any escrow or indemnification provisions) approved by the Managing Member; (ii) if the Change in Control Transaction is structured as a merger or consolidation, each Member will vote in favor thereof and will not exercise dissenters’ rights of appraisal such Member may have under law; and (iii) if the Change in Control Transaction is structured as a sale of all or substantially all of the assets of the Company and a subsequent dissolution and liquidation of the Company, each Member will vote in favor of such sale and will vote in favor of the subsequent dissolution and liquidation of the Company. Each Member will take all necessary actions, in such Person’s capacity as a Member, in connection with consummation of the Change in Control Transaction as are reasonably requested by the Managing Member. Notwithstanding the foregoing, the provisions of this Section shall only apply to a Change in Control Transaction in which: (x) each Member participates in the Change in Control Transaction on terms not materially less favorable to such Member than the terms for other Members; and (y) all Members are to be paid for each of their Membership Units and/or other membership interest sold in the Change in Control Transaction an amount not less than the applicable Offer price pursuant to the procedure followed pursuant to Section 9.9 above.

ARTICLE X PUT AND CALL OPTION

10.1 Put Option. In accordance with the procedures set forth in Section 10.3, HEK and Parent hereby grants Enterprises the right (such right, the “Put Option”) to cause Parent to purchase all (but not less than all) of the Membership Units then held by Enterprises (the “Enterprises Units”). Parent shall join in this Agreement solely for the purpose of granting the Put Option under this Section 10.1.

10.2 Call Option. In accordance with the procedures set forth in Section 10.3, and in the event that Enterprises does not exercise its Put Option, then Enterprises hereby grants HEK the right (such right, the “Call Option”) to purchase, all (but not less than all) of the Enterprises Units.

10.3 Exercise of Put Option and Call Option.

(a) Beginning on January 1, 2015 through December 31, 2020 (the “Put/Call Option Period”), during each year of the Put/Call Option Period, Enterprises shall have the right to exercise its Put Option by delivering written notice to HEK concerning its exercise (the “Put Exercise Notice”), which Put Exercise Notice shall be delivered no later than June 30th during any given year during the Put/Call Option Period (the date of such delivery, the “Put Exercise Date”).

(b) In the event that Enterprises does not exercise its Put Option by delivery of a Put Exercise Notice as set forth in Section 10.3(a), Heckmann shall have the right to exercise its Call Option by delivering written notice to Enterprises concerning its exercise (the “Call Exercise Notice”), which Call Exercise Notice shall be delivered between July 1st through December 31st during any given year during the Put/Call Option Period (the date of such delivery, the “Call Exercise Date”).

(c) The parties agree that the Put/Call Purchase Price at which the Put Option, or the Call Option, as applicable, may be exercised, shall be adjusted during the Put/Call Option Period such that, for each successive year during the Put/Call Option Period the Put/Call Purchase Price at which the Put Option, or the Call Option, as applicable, may be exercised, shall decrease by a fraction of 1/6th, such that the Put/Call Purchase Price at which the Put Option, or the Call Option, as applicable, may be exercised, shall equal: (i) during 2015, 100% of the Put/Call Purchase Price; (ii) during 2016, 5/6th of 100% of the Put/Call Purchase Price; (iii) during 2017,

2/3rd of 100% of the Put/Call Purchase Price; (iv) during 2018, 1/2 of 100% of the Put/Call Purchase Price; (v) during 2019, 1/3rd of 100% of the Put/Call Purchase Price; and (vi) during 2020, 1/6th of 100% of the Put/Call Purchase Price.

(d) The Put/Call Purchase Price shall be payable in the form of shares of Parent Common Stock: (i) issued under a shelf registration on Form S-4 filed with the SEC pursuant to valid and effective prospectus under Rule 424(b)(3) of the Securities Act; and (ii) valued at the Exercise Date Stock Price.

10.4 Closing.

(a) The Put/Call Closing, whichever shall occur, is to take place at the offices of HEK’s counsel, on such date as HEK and Enterprises mutually agree, no later than the date that is thirty (30) days after the Put Exercise Date or the Call Exercise Date (as the case may be).

(b) At the Put/Call Closing, (A) Enterprises shall represent and warrant to HEK that HEK is receiving good and marketable legal and beneficial title to the Enterprises Units, free and clear of any Encumbrances (other than restrictions imposed by securities laws and this Agreement), and (B) subject to the delivery by Enterprises of good and marketable legal and beneficial title to the Enterprises Units, free and clear of any Encumbrances (other than restrictions imposed by securities laws and this Agreement), HEK shall deliver the Put/Call Purchase Price to Enterprises. HEK shall deliver the Put/Call Purchase Price by delivering an aggregate number of additional shares of Parent Common Stock equal to the Put/Call Purchase Price, divided by the Exercise Date Stock Price, to Enterprises.

10.5 Further Actions by the Members. The Members shall take all necessary actions required to give effect to the provisions of this ARTICLE X including the taking of such actions as may be reasonably necessary to facilitate the Put/Call Closing.

10.6 Accelerated Put And Call Option. Notwithstanding any terms or provisions of this Agreement to the contrary, in the event that either (i) Enterprises, Parent or HEK, undertake or experience a Change in Control Transaction, the party undergoing such Change in Control Transaction must provide prompt notice of such Change in Control Transaction to the other party, at which time, the party that is not undergoing such a Change in Control Transaction (the “Non-Changing Party”) has thirty (30) days in which to exercise its Put Option or Call Option, as applicable, by delivering a written notice to the other party expressing such intention; (ii) HEK as a Selling Member desires to Transfer all or any part of its Membership Units (other than pursuant to a Permitted Transfer) under Section 9.9 (Right of First Offer) then during the ROFO Election Period either Enterprises or HEK may before expiration of the ROFO Election Period exercise its Put Option or Call Option, as applicable, by delivering a written notice to the other party expressing such intention; (iii) the Managing Member approves a Change in Control Transaction of the Company under Section 9.11 (Drag-Along Rights) then Enterprises or HEK has thirty (30) days after the date the Managing Member approves such Change in Control Transaction of the Company in which to exercise its Put Option or Call Option, as applicable, by delivering a written notice to the other party expressing such intention; (iv) in the event of a Deadlock, HEK has thirty (30) days to exercise its Call Option by delivering written notice to Enterprises; or (v) If HEK desires to sell ten percent (10%) or more of its Membership Units (other than a Permitted Transfer) pursuant to a Sale under Section 9.10 and Enterprises did not deliver a Tag-Along Notice then Enterprises or HEK may exercise its Put Option or Call Option, as applicable, by delivering a written notice to the other party expressing such intention. The Put/Call Purchase Price in connection with any exercise pursuant to this Section 10.6 shall be the same as provided in Section 10.3(c), provided, however, that if any event triggers the rights under this Section 10.6 prior to the start of the Put Call Option Period, the Put/Call Purchase Price at which the Put Option, or the Call Option, as applicable, may be exercised under this Section 10.6 shall be 100% of the Put/Call Purchase Price. In the event of a conflict between the terms and provisions of this Section 10.6 and any other terms or provisions of this Agreement the terms and provisions of this Section 10.6 shall be deemed to control. In the event of a conflict between the terms and provisions of this Section 10.6 and any other terms or provisions of this Agreement the terms and provisions of this Section 10.6 shall be deemed to control.

ARTICLE XI DISSOLUTION AND TERMINATION

11.1 Events Causing Dissolution. The Company shall be dissolved only upon the first to occur of the following events:

(a) Upon the written determination of all of the Members to dissolve.

(b) Upon the entry of a decree of dissolution with respect to the Company by a court of competent jurisdiction.

11.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managing Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Managing Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefore, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 11.3 hereof, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

11.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 5.2 hereof.

ARTICLE XII - MISCELLANEOUS

12.1 Title to the Property. Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of any Membership Units. No Member shall have any right to seek or obtain a partition of the Property, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

12.2 Nature of Membership Units in the Company. A Membership Unit shall be personal property for all purposes.

12.3 Expenses. Each Member shall pay such Member’s own costs and expenses incurred by such Member in connection with any review or negotiation of this Agreement or any other documents or matters relating to the Company.

12.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one day after receipt is electronically confirmed, if sent by fax (provided, that a hard copy shall be promptly sent by first class mail); or (iii) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to Enterprises: Shallenberger Enterprises, Inc. 195 Enterprise Lane Connellsville, Pennsylvania 15425 Attn: Terrance C. Shallenberger, Jr. Fax: (724) 628-6114	With a copy to: Watson Mundorff Brooks & Sepic, LLP 720 Vanderbilt Road Connellsville, Pennsylvania 15425 Attn: Jarod A. Illar, J.D. and Charles W. Watson Fax: (724) 626-8886

If to HEK: c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 Attn: Damian C. Georgino, Executive Vice President Fax: (412) 291-3142	With a copy to: Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 Attention: Nicholas A. Bonarrigo Fax: (412) 288-3063

Any Member may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Member may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.5 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

12.6 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate, or this Agreement.

12.7 Entire Agreement. This Agreement, together with the Certificate, constitutes the entire agreement between the Members, in such capacity or otherwise, relative to the formation, operation and continuation of the Company.

12.8 Amendments to the Certificate or this Agreement.

(a) Except as otherwise provided herein, the Certificate and this Agreement shall not be amended in any manner other than by written approval of all of the Members at the time of such amendment.

(b) This Agreement may be amended or restated by all of the Members, in order to reflect the modification of this Agreement to comply with the relevant tax laws.

(c) Anything in this Section 12.8 to the contrary notwithstanding:

(i) No amendment to the Certificate or this Agreement may enlarge the express obligations of a Member unless such Member agrees or consents to such amendment by written instrument signed by such Member.

(ii) No amendment to the Certificate or this Agreement may reduce the express rights of a Member unless either (A) such Member agrees or consents to such amendment by written instrument signed by such Member, or (B) such express right is afforded to all Members under the Certificate or this Agreement and such express right is reduced on a uniform basis with respect to all Members.

(iii) Any amendment to this Section 12.8 or any other provision of this Agreement requiring the affirmative vote, approval or consent of the Majority in Interest, shall require the unanimous affirmative vote or unanimous written approval or consent of all of the Members.

12.9 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

12.10 Binding Agreement. Subject to the restrictions on the disposition of Membership Units herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including, without limitation the obligations of HEK under ARTICLE X.

12.11 Headings. The headings of the Certificate and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

12.13 Arbitration and Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any controversy or claim (including whether any controversy or claim is subject to arbitration) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules (“Rules”), and shall be held in Pittsburgh, Pennsylvania. Any dispute submitted for arbitration shall be referred to a panel of three arbitrators. The party or parties submitting (“Submitting Party”) the intention to arbitrate (the “Submission”) shall nominate one arbitrator. Within thirty (30) days of receipt of the Submission, the party or parties receiving the Submission (“Answering Party”) shall nominate one arbitrator. If the Answering Party fails to timely nominate an arbitrator, then the second arbitrator shall be appointed by the AAA in accordance with the Rules. If the arbitrator chosen by the Submitting Party and the arbitrator chosen by or selected for the Answering Party can agree upon a neutral arbitrator within fifteen (15) days of the choice or selection of the Answering Party’s arbitrator, then such individual shall serve as the third arbitrator. If no such agreement is reached, a third neutral arbitrator shall be appointed by the AAA in accordance with the Rules. The parties agree that they will consent to an expedited proceeding under the Rules, to the full extent the AAA can accommodate such a request. The ruling of the arbitrators shall be binding and conclusive upon all parties hereto and any other Person with an interest in the matter. The arbitration provision set forth in this Section shall be a complete defense to any suit, action or other proceeding instituted in any court regarding any controversy or claim (including whether any controversy or claim is subject to arbitration) arising out of or relating to this Agreement, or the breach thereof; provided, however, that (i) any of the parties may request any U.S. federal or state court in Pittsburgh, Pennsylvania, to provide interim injunctive relief in aid of arbitration hereunder or to prevent a violation of this Agreement pending arbitration hereunder (and any such request shall not be deemed a waiver of the obligations to arbitrate set forth in this Section), (ii) any ruling on the award rendered by the arbitrators (the “Arbitration Ruling”) may be entered as a final judgment in (and only in) any U.S. federal or state court in Pittsburgh, Pennsylvania (and each of the parties hereto irrevocably submits to the jurisdiction of such court for such purposes) and (iii) application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any such final judgment and the entry of whatever orders are necessary for such enforcement. In any proceeding with respect hereto, all costs and expenses (including AAA administration fees and arbitrator fees) incurred by the parties to the proceeding shall be paid by the party incurring same.

12.14 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party shall pay to each of the non-defaulting parties all costs, actual damages, and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. In the event that any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and arbitration or court proceedings are instituted to resolve such dispute, the parties to such proceedings shall each pay their own fees, costs and expenses related thereto, including attorneys’ fees. Notwithstanding anything to the contrary set forth in this Agreement, no Member shall be liable to any other Member for any special, consequential, incidental, or punitive damages under or in connection with this Agreement, regardless of whether such defaulting Member has been apprised of such damages and regardless of whether such liability arises from breach of contract, tort, or any other legal or equitable theory.

12.15 Conflicts and Tax Consequences. Each Member hereby acknowledges that:

(a) A conflict of interest may exist between such Member’s interests and those of the Company and the other Members and such Member has had the opportunity to seek the advice of independent legal counsel; and

(b) This Agreement has tax consequences and such Member has had the opportunity to seek the advice of independent tax counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated on their signature page.

[See signature pages attached hereto]

IN WITNESS WHEREOF, the parties hereby become a party to, and accept and agree to be bound by, the Amended and Restated Limited Liability Company Agreement of Appalachian Water Services, LLC, a Pennsylvania limited liability company, dated as of September 5, 2012.

SHALLENBERGER ENTERPRISES, INC.

By:	/s/ Terrance C. Shallenberger, Jr.
Name:
Title:

HEK WATER SOLUTIONS, LLC

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Vice President

Parent joins this Agreement solely for purposes of agreeing to be bound by the provisions in Section 10.1

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Vice President

EXHIBIT A

TREATMENT FACILITY DESCRIPTION

(See Attached)

Shallenberger Construction - Marcellus Water Treatment

Page 1 of 2

MARCELLUS WATER TREATMENT

Appalachian Water Services, LLC owns and operates a state-of-the-art wastewater treatment facility specifically designed to treat water involved in the hydraulic fracturing process of Marcellus wells, enabling the removal of natural gas and oil.

A state-of-the-art analytical lab installed and operated by Nalco is also on site. Nalco, with offices across the globe, is a world leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. The Masontown facility, operated by an experienced Nalco lab manager, provides water analysis, SRB analysis and ATP rapid enumeration testing within a 24-hour time period. The lab is also equipped with the most up-to-date instrumentation for water and solids analysis.

The Appalachian Water Services facility is approved by the Pennsylvania Department of Environmental Protection to receive and treat Marcellus Shale wastewater (WQM Permit No. 2608201).

Reasons to treat and reuse frac flowback and brine/production water:

Wastewater treated at our facility is totally reusable and reduces fresh water purchase costs.

Reusing treated frac wastewater saves time and is environmentally proactive

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Marcellus Water Treatment Appalachian Water Services, LLC is a state-of-the-art wastewater treatment recycling facility specifically designed to treat and recycle water involved in the hydraulic fracturing process of Marcellus wells. Home About Us Safety Services Affiliated Companies Trucking Marcellus Water Treatment Aggregate Coal Removal and Processing Equipment Rentals Mobile Virtual Training Simulator Contact Us Photo Gallery Shallenberger Construction, Inc. 195 Enterprise Lane

Connesllsville, Pa 15425-6617 Phone: 724-628-8408 The facility broke ground in September 2009 on the banks of the monogahela river in masontown, pa,. and began operating in 2010. Located in Fayette county and within close proximity to Greene. Washington and wesmoreland counties, the plant is a central location for the majority of our clients. Wastewater from several area gas drilling wells is trucked to the facility on a daily basis where it is treated , recycled and returned to trucks the haul it back to drillers for reuse at other drill sites. Our facility reduces contaminants such as barium, sulfates, iron, strontium and bacteria from wastewater. We work closely with our clients to determine the most economically viable method to treat wastewater so that the end result meats their spacifis and individual requirements for reuse. A state of the art analytical lab inscalled and operated by Naico is also on site, naico with offices across the globe, is world leader in water hygiene and energy technologies and services that provide and protect clean water asfe food abundant energy and healthy environments the masontown facillty operated by an experienced naico lab manager provides water analysis srb analysis and atp rapid enumeration testing with in 24 hour time period. The lab is also equipped with the most up to date instrumentation for water and solids analysis. The Appalachian water services facility is approved by the Pennsylvania deparment of environmental protection to reveive and treat Marcellus shale wastewater (wqm permit no 2608201).

Examples of what our modern facility is capable of treating: Frac water Produced water Brine water Drill water Flow back water Top-hole water FUTURE EXPANSION The plant is currently expanding to provide better service and greater options for our gas and oil clients who depend on us. Expansion will allow for better equalization of feed water to increase the efficlency of the treatment process. The expansion project will also provide easier and expanded truck access to water drop-off and retrieval locations, with direct access to the site from Route 21. Appalachian Water Services will also be able to offer fresh water for pickup at the same location treated frac water will also be available for reuse, as will a specifically designed mixture of fresh and treated water. In addition to the ongoing expansion project, Appalachian Water Services plans to further develop the wastewater treatment process and is researching advanced water treatment methods that will fully treat wastewater and yield a completely clean, environmentally-friendly product. PEATURED PROJECTS

Appalachian

Water Services, LLC

Appalachian Water Services, LLC facility located in Masontown, PA is a state of the art analytical lab, installed and operated by Nalco. The laboratory has full capabilities of water analysis, SRB analysis and ATP rapid enumeration testing with a turnaround time of 24 hours. The on site lab is equipped with a Varian 700 ES series Optical Emission Spectometer (ICP) as well as a Hach 2800 Spectrometer and various support instrumentation for water and solids [illegible]

[illegible]

Water treated and produced at the facility is totally reusable water with the following benefits:

- Reduces fresh water purchase cost.
- Environmentally proactive by reusing the frac wastewater once treated to reduce or eliminate contaminant concentration such as barium, sulfates, and bacteria to name a few.
- Local plant situated in close proximity to Greene, Washington, Fayette and Westmoreland counties to better assist our clients.

[illegible]

The modern facility is capable of treating but not limited to waters such as:

"Untreated"

"Treated"

At Appalachain Water Service, LLC treatment plant we are confident that our treatment facility can save significant time and money for well owners and service companies. We work closely with each client to determine the most economically viable means to effectively treat frac water thereby achieving results based on the specific requirements needed for reuse.

The modern facility is capable of treating but not limited to water such as:

Frac Water

Produced Water

Brine Water

Drill Water

Flow Back Water

Top-Hole Water

[illegible]

[illegible] Coal and Coke [illegible] stone manu[illegible] facility located in three conve[illegible] locations. The stone quarries manufacture stone in various sizes which can be used in building roads, production pads, and various construstion projects.

With our in house team, the company can perform the following heavy construction and infrastructure work.

- Earth Moving
- Clearing and grubbing
- Grading
- Well Site Pads and Access Roads
- Pond Excavation
- Erosion Control / Silt Fence / Silt Sox
- Water line installation
- Sewer line installation

APPALACHIAN WATER SERVICES, LLC

[illegible]

SHALLENBERGER CONSTRUCTION, INC.

195 Enteprise Lane
Connellsville, PA 1524[illegible]
Ph: 724.628.8408
Fx: 724.603.3116
georgem@shallenbergerconstruction.com
tuffys@shallenbergerconstruction.com

FAYETTE COAL AND COKE

195 Enteprise Lane
Connellsville, PA 15245
Fx: 724.603.3116
georgem@shallenbergerconstruction.com
tuffys@shallenbergerconstruction.com

Call for special contractor pricing

Appalachian

[illegible]

Appalachian Water Services LLC
is a full service wastewater
treatment facility dedicated to
the treatment of
frac flowback water
and brine / production water.

2326 McClellandtown Road
Masontown, PA 15461

ph: 724.628.8408 ext. 112
[illegible]
email:
[illegible]construction.com

APPALACHIAN WATER SERVICES, LLC

Appalachian

SHALLENBERGER CONSTRUCTION, INC.

195 Enterprise Lane

Connesllsville, Pa 15425-6617

Phone: 724-628-8408

Fx: 734.603.3116

georgem@shallenbergerconstruction.com

tuffys@shallenbergerconstruction.com

Hill Top Stone Quarry

Dilliner, Greene County, PA

Ph: 724.943.3132

221 Site Stone Quarry

Buffalo Township

Washington County, PA

Ph: 724.249.2333

Gladesville Stone Quarry

Just South of Morgantown WV

Ph: 304.376.2831

Call for special contractor

The stone quarries manufacture stone in various sizes which can be used in building roads, production pads, and various construction projects.

Shallenberger Construction Inc. is a full-service general constructor based in Connellsville, PA. Our team is dedicated to providing our clients with high quality workmanship and const-effective solutions delivered on-time and in-budget.

With our is house team, the company can perform the following heavy construction and infrastructure work.

Earth Moving

Clearing and grubbing

Grading

Well site Pads and Access Roads

Pond Excavation

Erosion Control/site fence/silt sox-

Water line installation

Sever line installation

EXHIBIT B

ECONOMIC EFFECTIVE DATE STOCK PRICE CALCULATION

Date	Stock Price
August 23, 2012	$2.79
August 24, 2012	$2.79
August 27, 2012	$2.73
August 28, 2012	$2.76
August 29, 2012	$2.74
$2.76

Total Shares Issuable	3,258,508
(less Escrow Shares)	54,308
Shares Deliverable to Enterprises at Closing	3,204,200

EXHIBIT C

MEMBERS/INITIAL CAPITAL CONTRIBUTIONS/MEMBERSHIP UNITS

Name	Address	Membership Units	Initial Capital Contribution

HEK Water Solutions, LLC	c/o Heckmann Corporation, 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108	51	51% of the Property as of the date hereof, the net value of such Property equaling $9,000,000. The value of such Property contributed shall be increased to $10,500,000 provided that certain earnout thresholds during an earnout period as reflected in Section 2.4 of the Membership Interest Purchase Agreement are met.

Shallenberger Enterprises, Inc.	195 Enterprise Lane, Connellsville, Pennsylvania 15425	49	49% of the Property immediately as of the date hereof, the net value of such Property equaling $8,647,058.82. The value of such Property shall be increased to $10,088,235.29 to the extent that certain income thresholds are met within a specified time frame as reflected in Section 2.4 of the Membership Interest Purchase Agreement are met.

EXHIBIT D

INITIAL BUSINESS PLAN

For the remainder of the calendar year 2012, the Company will continue to operate in the Ordinary Course of Business.